UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2009 (December 10, 2009)
HEALTHSPRING, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32739	20-1821898

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee	37067

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 291-7000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Approval of New Severance and Noncompetition Agreements
On December 10, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of HealthSpring, Inc., a Delaware corporation (the “Company”), approved new severance and noncompetition agreements (the “Severance Agreements”) for certain of the Company’s officers, including the Company’s executive officers. The Severance Agreements will replace all existing employment and severance agreements between the Company and these individuals. The material terms of the executive Severance Agreements are described below. The form of executive Severance Agreement, which is attached hereto as Exhibit 10.1, is incorporated herein in its entirety by this reference.
Termination in Connection with a Change in Control
If any of the Company’s executive officers are terminated within 24 months following a “Change in Control” (as such term is defined in the Severance Agreements), the executive will be entitled to receive a lump sum payment equal to two times the sum of (A) the executive’s base salary in effect immediately prior to such termination and (B) the executive’s target annual bonus for the year in which such termination occurs. For a period of two years following any such termination, the Company will also be required to continue to provide, at the Company’s expense, medical and dental insurance benefits to the executive on substantially the same terms and conditions existing immediately prior to such termination.
In the event that any payment received by any of the Company’s executive officers in connection with a Change in Control would constitute an “excess parachute payment” within the meaning of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Severance Agreements provide that such payment will be reduced by an amount necessary to prevent any portion of the payment from constituting a “parachute payment” as defined in Section 280G of the Code.
Termination without Cause or for Good Reason
If the Company terminates Herbert A. Fritch, Chief Executive Officer, Michael G. Mirt, President and Chief Operating Officer, or Karey L. Witty, Executive Vice President and Chief Financial Officer, without “Cause” or if any of these officers resign for “Good Reason” (as such terms are defined in the Severance Agreements), the executive will be entitled to receive severance pay equal to two times the executive’s base salary in effect immediately prior to such termination. The severance will be paid in regular installments in accordance with the Company’s normal payroll policies then in effect for a period of 24 months following the date of the termination. For a period of 18 months following the date of the termination, the Company will also be required to continue to provide, at the Company’s expense, medical and dental insurance benefits to the executive on substantially the same terms and conditions existing immediately prior to such termination.
If the Company terminates any of the Company’s executive officers other than those referenced above without Cause or such executive resigns for Good Reason, the executive will be entitled to receive severance pay equal to 1.5 times the executive’s base salary in effect immediately prior to such termination. The severance will be paid in regular installments in accordance with the Company’s normal payroll policies then in effect for a period of 18 months following the date of the termination. During such time, the Company will also be required to continue to provide, at the Company’s expense, medical and dental insurance benefits to the executive on substantially the same terms and conditions existing immediately prior to such termination.

Noncompetition and Release. The Severance Agreements prohibit the Company’s executive officers from competing with the Company during the term of their employment and for a period of 12 months following termination of employment. The payment of severance benefits under the Severance Agreements is also conditioned upon the executive’s execution of a release of claims in favor of the Company.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 10.1	Form of Executive Severance and Noncompetition Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President
Date: December 14, 2009

EXHIBIT INDEX

No.	Exhibit
10.1	Form of Executive Severance and Noncompetition Agreement.